Exhibit 10.1
EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this "Agreement") is made amended and restated as of the 28th day, February, 2018, by and between MISTRAS GROUP INC., a Delaware corporation (the “Company”) and SOTIRIOS J. VAHAVIOLOS (“Mr. Vahaviolos”).
RECITALS:
WHEREAS, Mr. Vahaviolos is currently employed by the Company as the Executive Chairman of its Board of Directors (the “Board”) and its Chief Executive Officer pursuant to the Employment Agreement between the Company and Mr. Vahaviolos dated September 1, 2009 (as amended July 14, 2010 and January 24, 2014) (the “Prior Agreement”);

WHEREAS, the Company wishes to employ Mr. Vahaviolos solely as the Executive Chairman of the Board pursuant to the terms of this Agreement;

WHEREAS, the Company has authorized and approved the execution of this Agreement and Mr. Vahaviolos desires to be employed by the Company on the terms and conditions set forth in this Agreement; and

WHEREAS, in consideration of the foregoing recitals, the mutual covenants and conditions herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and Mr. Vahaviolos intend for this Agreement to replace and supersede the Prior Agreement in full respects.

NOW, THEREFORE, the parties agree as follows:

1.    Employment. The Company shall employ Mr. Vahaviolos and Mr. Vahaviolos shall be employed by the Company upon the terms and conditions set forth in this Agreement.

1.1    Term. The term of this Agreement will begin August 10, 2017 (the “Effective Date”) and continue until September 1, 2020 (the “Term”). Thereafter, the Term will automatically renew for successive one-year periods unless either party gives notice of non-renewal to the other at least 90 days before the end of the initial term or then current renewal term, as the case may be.

1.2    Position and Duties. Mr. Vahaviolos shall serve as Executive Chairman of the Board, and will have the authority, duties and responsibilities customarily associated with this title including (a) regularly attending and presiding at Board meetings, (b) chairing the annual meeting of the Company’s stockholders, (c) acting as a liaison between the Company’s senior management and the Board and its committees, (d) advising the Company’s senior management on matters of Company operations and (e) otherwise performing the duties of the Executive Chairman of the Board, as well as such other customary duties as the Board may assign to him from time to time. Mr. Vahaviolos will report directly to and be subject to the control and direction of the Board, consistent with his position and applicable law.

1.3    Full Time. Mr. Vahaviolos shall devote all of his business time, attention, knowledge and skills faithfully and to the best of his ability to the performance of the duties and responsibilities of his employment under this Agreement. It is understood that Mr. Vahaviolos may desire to serve as a member of or advisor to the board of directors or other governing body of one or more other corporations or business entities. Mr. Vahaviolos will be permitted to do so, subject to the prior written consent of the Board or the Compensation Committee of the Board (the "Compensation Committee"), which consent will not be unreasonably withheld. Mr. Vahaviolos may engage in personal, charitable and passive investment activities, so long as such other activities do not conflict or interfere with his obligations to, or his ability to perform the duties and responsibilities of his employment with, the Company.

1.4    Company Policies. Mr. Vahaviolos will observe and adhere to all applicable written Company policies and procedures in effect from time to time, including, without limitation, policies on business ethics and conduct, and policies on the use of inside information and insider trading.

2.    Compensation.

2.1    Base Salary. From and after the Effective Date and until December 31, 2017, the Company will pay a base salary to Mr. Vahaviolos at an annual rate of $504,000, in accordance with its regular payroll practices. From and after January 1, 2018 and during the remainder of the Term, the Company will pay a base salary to Mr. Vahaviolos at an annual rate of $425,000, in accordance with its regular payroll practices (Mr. Vahaviolos’ annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary”). The Board and/or the Compensation Committee will review Mr. Vahaviolos's Base Salary at least annually. The Board or the Compensation Committee, acting in its discretion, may increase (but may not decrease) Mr. Vahaviolos's Base Salary in effect at any time during the Term.

2.2    Short Term Incentive Awards. Mr. Vahaviolos will be eligible for an annual short term incentive award under the Company's short term or other annual incentive plan applicable to senior executives generally. Mr. Vahaviolos’ 2017 annual target incentive opportunity will be equal to 85% of Base Salary (with actual bonus ranging from 0 to 170% of Base Salary, depending upon the extent to which the performance target is or is not attained). Beginning on January 1, 2018 and with respect to subsequent fiscal years commencing or ending during the remainder of the Term, Mr. Vahaviolos’ annual target incentive opportunity will be equal to 75% of Base Salary (with actual bonus ranging from 0 to 150% of Base Salary, depending upon the extent to which the performance target is or is not attained). The performance criteria for the Company's annual incentive awards for any year will be established and communicated by the Company before or as soon as practicable after the beginning of the year. The short term incentive award, if any, earned by Mr. Vahaviolos for any year will be payable consistent with the payment of annual incentive compensation to senior executives generally.

3.    Benefits and Expenses.

3.1    General. Mr. Vahaviolos will be entitled to participate in such qualified and nonqualified employee pension plans, stock option or other equity or long term incentive compensation plans, group health, long term disability and group life insurance plans, and any other welfare and fringe benefit plans, arrangements, programs and perquisites sponsored or maintained by the Company from time to time for the benefit of any other employee of the Company. Mr. Vahaviolos shall be entitled to six weeks' annual vacation, to be taken in accordance with the vacation policy of the Company applicable to its senior management generally.

3.2    Specific Items. Unless the Board determines otherwise, during the Term, Mr. Vahaviolos will receive the additional benefits and perquisites described below.

(a)    Home Office. The Company will provide such computer and other electronic equipment and services as are reasonably required in order to enable Mr. Vahaviolos to tend to the business of the Company outside of regular business hours and when he is otherwise away from the Company's offices.

(b)    Life Insurance Coverage. The Company will pay the annual premium cost of a $1.5 million term life insurance policy on the life of Mr. Vahaviolos (which policy will be owned by Mr. Vahaviolos or his designee). Upon Mr. Vahaviolos’ termination of employment for any reason other than his death, Mr. Vahaviolos will have the right to continue the term life insurance policy; provided that, Mr. Vahaviolos will be solely responsible for the annual premium payments except as set forth in Section 5.1(g) and 5.2(e) below.

(c)    Continuing Medical Coverage. Upon Mr. Vahaviolos’ termination of employment for any reason, he and his spouse will continue to be eligible to participate in the Company’s group health plan until Mr. Vahaviolos’ death or, in the event Mr. Vahaviolos predeceases his spouse, his spouse’s death, subject to the conditions of such group health plan, so long as Mr. Vahaviolos or his spouse, as applicable, pays taxes on the value of the benefits provided (the “Continuing Medical Coverage Benefit”). Notwithstanding the foregoing, in the event fulfilling its commitments to provide the Continuing Medical Coverage Benefit by reason of change in applicable law, may, in the Company’s reasonable view, result in tax or other penalties on the Company, this provision shall terminate and the parties shall, in good faith, negotiate for a substitute provision which does not result in such tax or other penalties.

3.3    Conditions of Employment. Mr. Vahaviolos’ place of employment and conditions of employment will be consistent with his status as the Executive Chairman of the Board. Mr. Vahaviolos will be entitled to first-class travel for flights; provided, that Mr. Vahaviolos must first use any available first upgrades.

3.4    Reimbursement of Business Expenses. Mr. Vahaviolos is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, and the Company will promptly reimburse him for all expenses that are so incurred upon presentation of appropriate vouchers or receipts, subject to the Company’s expense reimbursement policies applicable to an Executive Chairman of the Board or as otherwise approved by the Compensation Committee.

4.    Termination of Employment.

4.1    Resignation. Mr. Vahaviolos may terminate his employment before the end of the Term upon 60 days prior written notice to the Company. Upon receipt of such notice, the Board, at its sole discretion, may relieve Mr. Vahaviolos of his active duties and may require Mr. Vahaviolos to use any accrued and unused paid time off, including vacation, during the notice period. The Board may also waive such notice, and/or set an earlier termination date upon receipt of such notice, in which event Mr. Vahaviolos's employment will terminate on the earlier termination date.

4.2    Termination by the Company for Cause. The Board may terminate Mr. Vahaviolos's employment at any time for "Cause" if Mr. Vahaviolos:

(a)    is convicted of or pleads nolo contendre to a felony or is indicted for the commission of a felony against the Company that has a materially adverse effect on the Company's business;

(b)    commits fraud or a material act or omission involving dishonesty with respect to the Company, as reasonably determined by the Company;

(c)    willfully fails or refuses to carry out the material responsibilities of his employment, as reasonably determined by the Company; or

(d)    willfully engages in any act or omission that is in violation of a material policy of the Company, including, without limitation, policies on business ethics and conduct, and policies on the use of inside information and insider trading.

A decision to terminate Mr. Vahaviolos's employment for Cause must be made, if at all, by the affirmative vote of a majority of the members of the Board (not including Mr. Vahaviolos) at a meeting of the Board called and held for such purpose (after reasonable notice to Mr. Vahaviolos and an opportunity for Mr. Vahaviolos, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, Mr. Vahaviolos engaged in conduct set forth above and specifying the particulars thereof in reasonable detail. If the act or omission giving rise to the termination for Cause is curable by Mr. Vahaviolos, the Board will provide 30 days written notice to Mr. Vahaviolos of its intent to terminate Mr. Vahaviolos for Cause, with an explanation of the reason(s) for the termination for Cause, and if Mr.

Vahaviolos cures the act or omission within the 30 day notice period (as reasonably determined by the Board in its good faith discretion), the Board will rescind the notice of termination and Mr. Vahaviolos's employment will not be terminated for Cause at the end of the 30 day notice period. If Mr. Vahaviolos has previously been afforded the opportunity to cure particular behavior and successfully cured under this provision, the Board will have no obligation to provide Mr. Vahaviolos with notice and an opportunity to cure a recurrence of that behavior prior to a termination for Cause. For purposes of this Section, no act or failure to act by Mr. Vahaviolos shall be deemed "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that such action of omission was in, or not opposed to, the best interest of the Company.

4.3    Termination by the Company Without Cause. The Board may terminate Mr. Vahaviolos's employment as Executive Chairman of the Board without Cause at any time before the end of the Term, subject to 60 days prior written notice to Mr. Vahaviolos. Following such notice, the Board, at its sole discretion, may relieve Mr. Vahaviolos of his active duties and require Mr. Vahaviolos to use any accrued and unused paid time off, including vacation, during the notice period. The Board may at its sole discretion also provide 60 days pay in lieu of notice. For the purposes hereof, the termination of this Agreement at the expiration of the initial Term or a renewal Term due to non-renewal by the Company pursuant to Section 1.1 will be deemed to be a termination of Mr. Vahaviolos's employment by the Company without Cause. Upon Mr. Vahaviolos’ termination of employment by the Company without Cause, Mr. Vahaviolos agrees that he will resign from the Board an all other positions, if any, that he holds with the Company.

4.4    Termination by Mr. Vahaviolos for Good Reason. Mr. Vahaviolos may terminate his employment for Good Reason at any time (before the end of the Term) if:

(a)    there is a material adverse change in Mr. Vahaviolos's status or position as Executive Chairman of the Board, including, without limitation, a material diminution of his position, duties, responsibilities or authority or the assignment to him of duties or responsibilities that are materially inconsistent with his status or position;

(b)    a material reduction in Mr. Vahaviolos’s annual Base Salary;

(c)    a material reduction in Mr. Vahaviolos’ target short term incentive award opportunity during a calendar year in violation of Section 2.2;

(d)    a breach by the Company of any of its material obligations under this Agreement;

(e)    in connection with a Change in Control, the failure or refusal by the successor or acquiring company to expressly assume the obligations of the Company under this Agreement.

Before terminating his employment for Good Reason, Mr. Vahaviolos must specify in writing to the Company (or the successor or acquiring company) the nature of the act or omission that Mr. Vahaviolos deems to constitute Good Reason and provide the Company (or the successor or acquiring company) 30 days after receipt of such notice to review and, if required, correct the situation (and thus prevent Mr. Vahaviolos’s termination for Good Reason). Notice of termination for Good Reason must be provided, if at all, within 90 days after the occurrence of the event or condition giving rise to such termination.

4.5    Termination Due to Disability. If Mr. Vahaviolos becomes “Disabled,” the Company may terminate his employment. For this purpose, Mr. Vahaviolos will be considered “Disabled” if Mr. Vahaviolos is unable to substantially perform the customary duties and responsibilities of his employment for 180 consecutive calendar days or 180 or more calendar days during any 365 calendar day period by reason of physical or mental incapacity which is expected to result in death or last indefinitely, as determined by a duly licensed physician selected by the Company. Mr. Vahaviolos acknowledges that, if he becomes "Disabled" under the preceding definition, he will have become unable to perform the essential functions of his position and there would be no reasonable accommodation which would not constitute an undue hardship to the Company that the Company could make due to the nature of his position. Mr. Vahaviolos's termination due to Disability will be effective immediately upon the Company mailing or transmitting written notice of such termination to Mr. Vahaviolos.

4.6    Termination Due to Death. If Mr. Vahaviolos dies during the Term, his employment and this Agreement will terminate on the date of his death.

5.    Payments and Benefits Upon Termination of Employment.

5.1    Termination of Employment by the Company without Cause or by Mr. Vahaviolos for Good Reason. If Mr. Vahaviolos’s employment is terminated by the Company without Cause pursuant to Section 4.3 or by Mr. Vahaviolos for Good Reason pursuant to Section 4.4, then, subject to Section 7, Mr. Vahaviolos shall be entitled to receive the following payments and benefits:

(a)    a single cash payment equal to the sum of (1) the unpaid amount, if any, of Base Salary previously earned by Mr. Vahaviolos through the date of his termination, and (2) the unpaid amount, if any, of the short term incentive award earned by Mr. Vahaviolos for the preceding year;

(b)    payment of any business expenses that were previously incurred but not reimbursed and are otherwise eligible for reimbursement;

(c)    any payments or benefits which are payable to Mr. Vahaviolos or his covered spouse, or a dependent or beneficiary of Mr. Vahaviolos, under and in accordance with the provisions of any employee plan, program or arrangement of the Company, and settlement of any previously earned and unpaid long-term incentive awards;

(d)    a cash payment equal to the product of (1) the short term incentive award (if any) that would have been earned by Mr. Vahaviolos for the calendar year in which his employment terminates if his employment had not terminated, multiplied by (2) a fraction, the numerator of which is the number of days elapsed from the beginning of that calendar year until the date his employment terminates, and the denominator of which is 365 ("Pro Rata Bonus"), which payment will be made when the bonus for such calendar year would otherwise have been paid;

(e)    a single sum cash payment, to be made as soon as practicable (but not more than thirty days) following termination of employment, of an amount equal to 1.5 times the sum of (1) the highest annual rate of Mr. Vahaviolos's Base Salary at any time during the 24 months preceding the termination of his employment, and (2) Mr. Vahaviolos's target short term incentive award for the calendar year in which his employment terminates (or, if greater, the actual annual short term incentive award earned by Mr. Vahaviolos for the preceding calendar year);

(f)    Mr. Vahaviolos will be deemed to have satisfied in full any service-based vesting condition under any then outstanding long-term incentive awards, with the amount payable under any then outstanding performance-based awards being determined at the end of the applicable performance period as if Mr. Vahaviolos's employment had continued;

(g)    the Company will continue to make the premium payments described in Section 3.2(b) with respect to the life insurance policy on Mr. Vahaviolos’s life for 24 months following the termination of his employment or until his earlier death; and

(h)    Mr. Vahaviolos will continue to receive for a period of 24 months after the termination of his employment such perquisites (including, without limitation, any financial planning services) as were made available to him at any time during the 12 months preceding the termination of his employment.

5.2    Termination Due to Disability or Death. If Mr. Vahaviolos's employment is terminated by the Company due to Disability pursuant to Section 4.5, or if Mr. Vahaviolos's employment terminates by reason of his death, then, subject to Section 7, Mr. Vahaviolos (or his beneficiary, as the case may be) shall be entitled to receive the following payments and benefits:

(a)    a single cash payment equal to the sum of (1) the unpaid amount, if any, of Base Salary previously earned by Mr. Vahaviolos through the date of his termination, and (2) the amount of any business expenses that were previously incurred but not reimbursed and are otherwise eligible for reimbursement;

(b)    any payments or benefits which are payable to Mr. Vahaviolos, his spouse or any of his dependents or any beneficiary under and in accordance with the provisions of any employee plan,

program or arrangement of the Company;

(c)    a single sum cash payment equal to the sum of (1) an amount equal to six months' Base Salary, (2) the unpaid amount, if any, of the short term incentive award earned by Mr. Vahaviolos for the preceding year, and (3) an amount equal to his target bonus for the year multiplied by a fraction, the numerator of which is the number of days elapsed from the beginning of that calendar year until the date his employment terminates, and the denominator of which is 365;

(d)    Mr. Vahaviolos will be deemed to have satisfied in full any service-based vesting condition under any then outstanding long-term incentive awards, with the amount payable under any then outstanding performance-based awards being determined at the end of the applicable performance period as if Mr. Vahaviolos's employment had continued; and

(e)    if Mr. Vahaviolos’s employment is terminated due to his Disability, the Company will continue to make the premium payments described in Section 3.2(b) with respect to the life insurance policy on Mr. Vahaviolos’s life for 24 months following the termination of his employment or until his earlier death.

5.3    Termination by the Company for Cause or Voluntary Termination by Mr. Vahaviolos. If the Company terminates Mr. Vahaviolos's employment for Cause pursuant to Section 4.2 or if Mr. Vahaviolos resigns his employment before the end of the Term (other than a termination by Mr. Vahaviolos for Good Reason pursuant to Section 4.4), then Mr. Vahaviolos shall not be entitled to any additional payments or benefits except for payments and benefits, if any, that may have been earned and are or will be payable under and in accordance with the terms of any employee benefit plan in which Mr. Vahaviolos is a participant when his employment terminates.

6.    Change in Control.

6.1    General. Except as otherwise specified in this Section 6, Mr. Vahaviolos will not be entitled to any additional rights, payments or benefits as a result of a “Change in Control” (as defined in Section 6.5 below), it being understood, however, that, except as otherwise enhanced pursuant to this Section 6, the provisions of this Agreement, including, without limitation, the provisions of Sections 4 and 5 (relating to the termination of Mr. Vahaviolos's employment) will continue in full force and effect subsequent to any such Change in Control. Notwithstanding the foregoing, if (a) within two years after a Change in Control, Mr. Vahaviolos's employment is terminated by the Company without Cause or by Mr. Vahaviolos for Good Reason, or (b) within six months before a Change in Control, Mr. Vahaviolos's employment is terminated by the Company without Cause at the request of the acquiring company or otherwise in contemplation of the Change in Control, then (1) the Pro Rata Bonus element of Mr. Vahaviolos's severance, as described in Section 5.1(d) above, will be determined with reference to Mr. Vahaviolos's target short term incentive bonus for the year of termination and payment of the Pro Rata Bonus will be made in a lump sum cash payment at or promptly after the time of such termination or, if later, immediately prior to the occurrence of the Change in Control, and (2) in lieu of the payment described in Section 5.1(e), a single cash sum payment, to be made as soon as practicable (but not more than thirty days) following termination of employment, of an amount equal to 2.0 times the sum of (x) the highest annual rate of Mr. Vahaviolos’ Base Salary at any time during the 24 months preceding the termination of his employment, and (y) Mr. Vahaviolos’ target short term incentive award for the calendar year in which his employment terminates (or, if greater, the actual annual short term incentive award earned by Mr. Vahaviolos for the preceding calendar year).

6.2    Effect of a Change in Control on Long Term Incentive Awards. All outstanding equity-based incentive awards granted by the Company to Mr. Vahaviolos shall become fully vested immediately before the occurrence of a Change in Control if (a) Mr. Vahaviolos is then still employed by or in the service of the Company, or (b) within six months preceding the Change in Control, Mr. Vahaviolos's employment is terminated by the Company without Cause or by him for Good Reason; with the payout under any performance-based award being equal to the target amount.

6.3    Section 280G.
(a)    If any payment or benefit (including payments and benefits pursuant to this Agreement) that Mr. Vahaviolos would receive in connection with a Change in Control from the Company or otherwise (“Transaction Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) the net after-tax benefit that Mr. Vahaviolos would receive by reducing the Transaction Payments to three times the “base amount,” as defined in Section 280G(b)(3) of the Code, (the “Parachute Threshold”) is greater than the net after-tax benefits Mr. Vahaviolos would receive if the full amount of the Transaction Payments were paid to Mr. Vahaviolos, then the Transaction Payments payable to Mr. Vahaviolos shall be reduced (but not below zero) so that the Transaction Payments due to Mr. Vahaviolos do not exceed the amount of the Parachute Threshold, reducing first any Transaction Payments under Section 5.1(e) hereof.

(b)    Unless Mr. Vahaviolos and the Company otherwise agree in writing, any determination required under this section shall be made in writing by Reed Smith LLP (“Reed Smith”), whose determination shall be conclusive and binding upon Mr. Vahaviolos and the Company for all purposes. Reed Smith may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Reed Smith shall provide detailed supporting calculations to the Company and Mr. Vahaviolos as requested by the Company or Mr. Vahaviolos at least thirty (30) days prior to the date the excise tax imposed by Section 4999 of the Code (including any interest, penalties or additions to tax relating thereto) is required to be paid by Mr. Vahaviolos or withheld by the Company. Mr. Vahaviolos and the Company shall furnish to Reed Smith such information and documents as Reed Smith may reasonably request in order to make a determination under this section. The Company shall bear all costs Reed Smith may reasonably incur in connection with any calculations contemplated by this section as well as any costs incurred by Mr. Vahaviolos with Reed Smith for tax planning under Section 280G and 4999 of the Code.

(c)    The Company hereby agrees that, for purposes of determining whether any Transaction Payment would be subject to the excise tax under Section 4999 of the Code, the non-compete set forth in Section 8.5 shall be treated as an agreement for the performance of personal services. The Company hereby agrees to indemnify, defend, and hold harmless Mr. Vahaviolos from and against any adverse impact, tax, penalty, or excise tax resulting from the Company or Reed Smith’s attribution of a value to the non-compete set forth in Section 8.5 that is less than the total compensation amount that is disclosed under Item 402(c) of Securities and Exchange Commission Regulation S-K in the year prior to the year of the event that triggers the Excise Tax, to the extent the use of such lesser amount results in a larger Excise Tax than Mr. Vahaviolos would have been subject to had the Company or Reed Smith attributed a value to the non-compete set forth in Section 8.5 that is at least equal to the total compensation amount disclosed under Item 402(c) of the Securities and Exchange Commission Regulation S-K for such year.
6.4    Definition of Change in Control. For the purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if (a) any person (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), other than Mr. Vahaviolos, the Company, any employee benefit plan of the Company, any entity owned directly or indirectly by the shareholders of the Company in substantially the same proportion as their ownership of stock of the Company or any person who becomes a beneficial owner directly or indirectly of securities of the Company pursuant to a transaction described in (b) below, becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates) representing 40% or more of the combined voting power of the Company's then outstanding voting securities; or (b) there shall have been consummated a consolidation, merger or reorganization of the Company, unless (1) the stockholders of the Company immediately before such consolidation, merger or reorganization own, directly or indirectly, at least a majority of the combined voting power of the outstanding voting securities of the corporation or other entity resulting from such consolidation, merger or reorganization, (2) individuals who were members of the Board immediately prior to the execution of the agreement providing for such consolidation, merger or reorganization constitute a majority of the board of directors of the surviving corporation or of a corporation directly or indirectly beneficially owning a majority of the voting securities of the surviving corporation, and (3) no person beneficially owns more than 50% of the combined voting power of the then outstanding voting securities of the surviving corporation (other than a person who is (A) the Company or a subsidiary of the Company, (B) an employee benefit plan maintained by the Company, the surviving corporation or any subsidiary, or (C) the beneficial owner of 50% or more of the combined voting power of the outstanding voting securities of the Company immediately prior to such consolidation, merger or reorganization); or (c) individuals who are set forth as directors or director nominees of the Company in Amendment No 3 to the Registration Statement on Form S-1, as filed on August 24, 2009 (the “Registration Statement”), with the Securities and Exchange Commission (the “Incumbent Board”) cease for any reason to constitute a majority of the Board, provided that any individual becoming a director subsequent to the date of the closing of the initial public offering of the common stock of the Company pursuant to the Registration Statement, as subsequently amended, whose appointment or nomination for election by the Company's stockholders, was approved by a vote of at least two-thirds of the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; or (d) the stockholders of the Company approve the complete liquidation or dissolution of the Company, or a sale or other disposition of all or substantially all of the assets of the Company (other than to an entity described in (b) above).

7.    Release of Claims: Restoration of Payments; Section 409A Delayed Payments.

7.1    Release. Notwithstanding anything to the contrary contained herein, Mr. Vahaviolos’s right to receive any and all separation payments or benefits under Section 5.1(d) - 5.1(h), 5.2(c) - 5.2(e), 6.1, and/or 6.2 shall be conditioned on the execution and delivery of a reasonable and customary form of general release by Mr. Vahaviolos in favor of the Company, its affiliates and their officers, directors and employees, in such form as the Compensation Committee or the Board may specify. Any such payment or benefit shall be deferred until the expiration of the seven day revocation period prescribed by the Age

Discrimination in Employment Act of 1967, as amended, or any similar revocation period in effect on the effective date of the termination of Mr. Vahaviolos’s employment.
7.2    Restoration of Payments. Mr. Vahaviolos's right to receive any separation payments and benefits pursuant to this Agreement shall be subject to his substantial compliance with the non-competition and non-solicitation restrictive covenants set forth in Section 8.5. If Mr. Vahaviolos fails to substantially comply with such covenants set forth in Section 8.5, then (a) Mr. Vahaviolos shall not be entitled to any further separation payments and benefits under this Agreement, and (b) the Company may seek to obtain the return by Mr. Vahaviolos of any separation payments and the value of any separation benefits previously received hereunder. This Section shall not in any manner supersede or limit any other right the Company may have to enforce or seek legal or equitable relief with respect to a violation or breach by Mr. Vahaviolos of the covenants set forth in Section 8.5 or the right of Mr. Vahaviolos to otherwise receive payments to which he is entitled. The Company shall not have the right of set off in connection with the enforcement of its rights hereunder.

7.3    Section 409A Delayed Payment Requirements. Notwithstanding any provision to the contrary in this Agreement or in any employee plan or other agreement, plan, policy or program of the Company, any payment otherwise required to be made to Mr. Vahaviolos on account of his separation from service (including, without limitation, payments and benefits payable under Section 5.1) to the extent such payment is properly treated as deferred compensation subject to Section 409A of the Code, shall be delayed until the first business day after the expiration of six months from the date of the termination of Mr. Vahaviolos’s employment or, if earlier, the date of his death. On the delayed payment date, there shall be paid to Mr. Vahaviolos (or his estate, as the case may be) in a single cash payment an amount equal to the aggregate amount of the payments delayed pursuant to the preceding sentence. Notwithstanding the foregoing, Mr. Vahaviolos shall be solely responsible, and the Company shall have no liability, for any taxes, acceleration of taxes, interest or penalties arising under Section 409A of the Code.
8.    Restrictive Covenants.

8.1    Access to Secret and Confidential Information. The Company has furnished and shall furnish to Mr. Vahaviolos secret and confidential information with respect to the Company and its affiliates (collectively “Secret and Confidential Information”), to which Mr. Vahaviolos would not otherwise have access and of which Mr. Vahaviolos would not otherwise have knowledge. Secret and Confidential Information includes, without limitation, technical and business information, whether patentable or not, which is of a confidential, trade secret or proprietary character, and which is either developed by Mr. Vahaviolos alone, with other or by others; lists of customers; identity of customers; identity of prospective customers; contract terms; bidding information and strategies; pricing methods or information; computer software; computer software methods and documentation; hardware; methods of operation; the procedures, forms and techniques used in servicing accounts; and other information or documents that the Company or any of its affiliates requires to be maintained in confidence for its or their continued business success.

8.2    Non-Disclosure of Secret and Confidential Information. Mr. Vahaviolos shall not, during the period of his employment with the Company or at any time thereafter, knowingly or intentionally disclose to anyone, including, without limitation, any person, firm, corporation, or other entity, or publish, or use for any purpose, any Secret and Confidential Information, except as properly required in the ordinary course of the Company's business or as directed and authorized by the Company or as required by court order, law or subpoena, or other legal compulsion to disclose, it being understood that information that is known generally in the industry or is otherwise available to the public (other than as a result of a violation of Mr. Vahaviolos's obligation under this Section 8.2) shall not be considered Secret and Confidential Information.

8.3    Duty to Return Company Documents and Property. Upon the termination of Mr. Vahaviolos's employment with the Company for any reason, Mr. Vahaviolos shall immediately return and deliver to the Company any and all papers, books, records, documents, memoranda and manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, belonging to the Company or relating to its business, in Mr. Vahaviolos's possession, whether prepared by Mr. Vahaviolos or others. If at any time after the termination of employment, Mr. Vahaviolos determines that he has any Secret and Confidential Information in his possession or control, Mr. Vahaviolos shall immediately return to the Company all such Secret and Confidential Information, including all copies and portions thereof.

8.4    Inventions. Any and all writings, computer software, inventions, improvements, processes, procedures and/or techniques which Mr. Vahaviolos may make, conceive, discover, or develop, either solely or jointly with any other person or persons, at any time during the term of his employment, whether at the request or upon the suggestion of the Company or otherwise, which relate to or are useful in connection with any business now or hereafter carried on or contemplated by the Company, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of the Company. Mr. Vahaviolos shall take all actions necessary so that the Company can prepare and present applications for copyright or letters patent therefor, and can secure such copyright or letters patent wherever possible, as well as reissue renewals, and extensions thereof, and can obtain the record title to such copyright or patents. Mr. Vahaviolos shall not be entitled to any additional or special compensation or reimbursement regarding any such writings, computer software, inventions, improvements, processes, procedures and techniques. Mr. Vahaviolos acknowledges that the Company from time to time may have agreements with other persons or entities which impose obligations or restrictions on the Company regarding inventions made during the course of work thereunder or regarding the confidential nature of such work. Mr. Vahaviolos shall be bound by all such obligations and restrictions and take all action necessary to discharge the obligations of the Company.

8.5    Non-Solicitation and Non-Competition Restrictions. To protect the Company's Secret and Confidential Information, and in the event of Mr. Vahaviolos's termination of employment for any reason whatsoever, whether by Mr. Vahaviolos or the Company, Mr. Vahaviolos will be subject to the following restrictive covenants during and for the stated period following the termination of his employment.

(a)    Non-Competition. For one year following the termination of Mr. Vahaviolos's employment with the Company, Mr. Vahaviolos shall not, without the prior written consent of the Company, knowingly or intentionally (1) personally engage in Competitive Activities (as defined below); or (2) work for, own, manage, operate, control, or participate in the ownership, management, operation, or control of, or provide consulting or advisory services to, any person, partnership, firm, corporation, institution or other entity engaged in Competitive Activities, or any company or person affiliated with such person or entity engaged in Competitive Activities; provided that Mr. Vahaviolos's purchase or holding, for investment purposes, of securities of a publicly traded company shall not constitute “ownership” or “participation in the ownership” for purposes of this paragraph so long as such equity interest in any such company is not more than 5% of the value of the outstanding stock or 5% of the outstanding voting securities of said publicly traded company. For the avoidance of doubt, this subsection (a) shall not prohibit Mr. Vahaviolos from being employed by, or providing services to, a consulting firm, provided that Mr. Vahaviolos does not personally engage in Competitive Activities or provide consulting or advisory services to any individual, partnership, firm, corporation, institution or other entity engaged in Competitive Activities, or any person entity affiliated with such individual, partnership, firm, corporation, institution or other entity engaged in Competitive Activities.

(b)    Competitive Activities. For the purposes hereof, the term “Competitive Activities” means activities relating to products or services of the same or similar type as the products or services which are sold (or, pursuant to an existing business plan, will be sold) to paying customers of the Company or any affiliate. Notwithstanding the previous sentence, an activity shall not be treated as a Competitive Activity if the geographic marketing area of the relevant products or services does not overlap with the geographic marketing area for the applicable products and services of the Company and its affiliates.

(c)    Interference With Business Relations. For two years following his separation from employment with Company, Mr. Vahaviolos shall not, without the prior written consent of the Company, knowingly or intentionally, directly or indirectly:

(i)    recruit, induce or solicit any individual who is or who, within the preceding six months, was a non-clerical employee of the Company (including any of its subsidiaries) for employment or for retention as a consultant or service provider, or hire any such individual; or

(ii)    solicit or induce any client, customer, or prospect of the Company (including any subsidiary of the Company) (1) to cease being, or not to become, a customer of the Company (or any such subsidiary), or (2) to divert any business of such customer or prospect from the Company (or any such subsidiary).

8.6    Reformation. If a court concludes that any time period and/or the geographic area specified in Section 8.5 is unenforceable, then the time period will be reduced by the number of months, or the geographic area will be reduced by the elimination of the overbroad portion, or both, as the case may be, so that the restrictions may be enforced in the geographic area and for the time to the fullest extent permitted by law.

8.7    Remedies. It is intended that, in view of the nature of the Company's business, the restrictions contained in this Section 8 of the Agreement shall be considered reasonable and necessary to protect the Company's legitimate business interests and that any violation of these restrictions would result in irreparable injury to the Company. In the event of a breach or a threatened breach by Mr. Vahaviolos of any restrictive covenant contained herein, the Company shall be entitled to a temporary restraining order and injunctive relief restraining Mr. Vahaviolos from the commission of any breach, and to recover the Company's attorneys' fees, costs and expenses related to the breach or threatened breach. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for any breach or threatened breach, including, without limitation, the restoration and other remedies specified in this Agreement and/or the recovery of money damages, attorneys' fees, and costs.

These covenants and restrictions shall each be construed as independent of any other provisions in the Agreement, and the existence of any claim or cause of action by Mr. Vahaviolos against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants and restrictions.

8.8    Severability. Should a court determine that any paragraph or sentence, or any portion of a paragraph or sentence of this Section 8 is invalid, unenforceable, or void, this determination shall not have the effect of invalidating or validating the remainder of the paragraph, sentence or any other provision of this Section 8. Further, it is intended that the court should construe this Section 8 by limiting and reducing it only to the extent necessary to be enforceable under then applicable law, taking into account the intent of the parties.

8.9    Future Employment. If, before the expiration of the period covered by Section 8.5 hereof, Mr. Vahaviolos seeks or is offered employment by any other company, firm, person or entity, Mr. Vahaviolos shall provide a copy of this Section 8 to the prospective employer before accepting employment with that prospective employer.

9.    No Duty to Mitigate. Except as otherwise specifically provided herein, Mr. Vahaviolos’s entitlement to payments or benefits upon or following the termination of his employment will not be subject to mitigation or a duty to mitigate by Mr. Vahaviolos.

10.    Successors and Beneficiaries.

10.1    Successors and Assigns of the Company. The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company and its subsidiaries taken as a whole, expressly and unconditionally to assume and agree to perform or cause to be performed the Company's obligations under this Agreement. In any such event, the term “Company,” as used herein shall mean the Company, as defined above, and any such successor or assignee.

10.2    Mr. Vahaviolos's Beneficiary. For the purposes hereof, Mr. Vahaviolos's beneficiary will be the person or persons designated as such in a written beneficiary designation filed with the Company, which may be revoked or revised in the same manner at any time prior to Mr. Vahaviolos's death. In the absence of a properly filed written beneficiary designation or if no designated beneficiary survives Mr. Vahaviolos, Mr. Vahaviolos's beneficiary will be deemed to be his surviving spouse, if any, or, if none, his estate

11.    Legal Fees to Enforce Rights after a Change in Control. If, following a Change in Control, the Company fails to comply with any of its obligations under this Agreement or the Company takes any action to declare this Agreement void or unenforceable or institutes any litigation or other legal action designed to deny, diminish or to recover from Mr. Vahaviolos (or Mr. Vahaviolos's beneficiary) the payments and benefits intended to be provided, then Mr. Vahaviolos (or Mr. Vahaviolos's beneficiary, as the case may be) shall be entitled to select and retain counsel at the expense of the Company to represent Mr. Vahaviolos (or Mr. Vahaviolos's beneficiary) in connection with the good faith initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company or any successor thereto in any jurisdiction.

12.    Arbitration.

12.1    Dispute Resolution. Except as otherwise specifically provided in Section 8.7 (relating to the ability of a party to seek injunctive or other equitable relief from a court), any claim or controversy arising out of or relating to this Agreement or the breach hereof shall be resolved exclusively by arbitration .

12.2    Claim Initiation/Time Limits. A party must notify the other party in writing of a request to arbitrate a dispute within the same statute of limitations period applicable to the legal claim asserted. The written request for arbitration must specify (a) the factual basis on which the claim is made; (b) the statutory provision or legal theory under which the claim is made; and (c) the nature and extent of any relief or remedy sought

12.3    Procedures. The arbitration will be administered in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association (“AAA”), in the Princeton, New Jersey metropolitan area (or, if different, in the metropolitan area in which Mr. Vahaviolos is then or was last employed) before an experienced employment law arbitrator licensed to practice law in that jurisdiction who has been selected in accordance with such Rules. The Company will pay the fees of the AAA and the arbitrator and will bear the administrative expenses of any such arbitration proceeding. Each party may be represented by counsel of its or his own choosing and at its or his own expense; provided, however, that attorneys' fees and costs may be awarded to a prevailing party in the discretion of the arbitrator. The arbitrator's award will be enforceable, and a judgment may be entered thereon, in a federal or state court of competent jurisdiction in the state where the arbitration was held. The decision of the arbitrator will be final and binding.

13.    Governing Law. This Agreement shall be governed by the laws of the State of New Jersey, excluding its conflict of law rules or any other principle that could require the application of the law of any other jurisdiction.

14.    Indemnification. In the absence of a separate written indemnification agreement between the Company and Mr. Vahaviolos, the Company shall indemnify Mr. Vahaviolos and hold him harmless from and against any claim, liability and expense (including, without limitation, reasonable attorney fees) made against him or incurred by him in connection with his employment by the Company or his membership on the Board (including, without limitation, service for subsidiaries or affiliates of the Company in fulfillment of his duties and responsibilities under this Agreement), to the maximum extent permitted by applicable law.

15.    Withholding. The Company and its Affiliates may withhold from any and all amounts payable under this Agreement such federal, state and local taxes and other amounts as may be required to be withheld pursuant to applicable law.

16.    Entire Agreement. This Agreement (including any exhibits, schedules and other documents referred to herein) contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior and/or contemporaneous understandings, agreements or representations, written or oral, relating to the subject matter hereof.

17.    Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement, and any party hereto may execute this Agreement by signing any such counterpart.

18.    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law and consistent with the intention of the parties, and, in furtherance thereof, if any provision of this Agreement is held to be invalid, illegal or unenforceable under any applicable law or rule, the validity, legality and enforceability of the other provision of this Agreement will not be affected or impaired thereby.

19.    Modification, Amendment, Waiver or Termination. No provision of this Agreement may be modified, amended, waived or terminated except by an instrument in writing signed by the parties to this Agreement No course of dealing between the parties will modify, amend, waive or terminate any provision of this Agreement or any rights or obligations of any party under or by reason of this Agreement No delay on the part of the Company in exercising any right hereunder shall operate as a waiver of such right No waiver, express or implied, by a party of any right or any breach by the other party shall constitute a waiver of any other right of such party or breach by such other party.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

MISTRAS GROUP, INC.

By:____________________________________
Name: Manuel N. Stamatakis
Title:     Lead Director

______________________________________
Sotirios J. Vahaviolos